EXHIBIT 23(C)



                     [LETTERHEAD OF L.P. MARTIN & COMPANY]



          CONSENT OF L.P. MARTIN & COMPANY, P.C. INDEPENDENT AUDITORS



     We consent to the reference of our firm under the caption "Experts" in the proxy statement of United Dominion Realty Trust, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of United Dominion Realty Trust, Inc. for the registration of 22,845,000 shares of its Common Stock and to the incorporation by reference therein of (a) our reports dated May 24, 1995 with respect to the combined statement of rental operations of Brittingham Square Apartments, The Greens at Cedar Chase Apartments, The Greens at Cross Court Apartments, The Greens at Falls Run Apartments, The Greens at Hilton Run Apartments, The Greens at Hollymead Apartments, The Greens at Schumaker Pond Apartments, The Greens of Constant Friendship Apartments and The Manor at England Run Apartments, included in United Dominion Realty Trust's Current Report on form 8-K dated June 30, 1995 for the year ended December 31, 1994, filed with the Securities and Exchange Commission and (b) our report dated November 21, 1995, with respect to the statement of rental operations of Hunters Ridge at Walden Lake Apartments, our report dated December 5, 1995 with respect to the statement of rental operations of Marble Hill Apartments, our report dated December 6, 1995, with respect to the statement of rental operations of Mallards of Wedgewood Apartments, and our report dated December 7, 1995, with respect to the statement of rental operations of Andover Place Apartments, included in United Dominion Realty Trust's Current Report on Form 8-K dated December 28, 1995 for the year ended December 31, 1994, filed with the Securities and Exchange Commission.



/s/____L. P. MARTIN & COMPANY, P.C.____



L.P. MARTIN & COMPANY, P.C.
Certified Public Accountants
Richmond, Virginia
November 4, 1996